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                                                      Registration No. 333-53688


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM T-1

                            STATEMENT OF ELIGIBILITY
                   UNDER THE TRUST INDENTURE ACT OF 1939 OF A
                    CORPORATION DESIGNATED TO ACT AS TRUSTEE

                      CHECK IF AN APPLICATION TO DETERMINE
                      ELIGIBILITY OF A TRUSTEE PURSUANT TO
                              SECTION 305(b)(2) |X|

                           ---------------------------

                              THE BANK OF NEW YORK
               (Exact name of trustee as specified in its charter)

New York                                                                   13-5160382
(State of incorporation                                                    (I.R.S. employer
if not a U.S. national bank)                                               identification no.)

One Wall Street, New York, New York                                        10286
(Address of principal executive offices)                                   (Zip code)

                         John Bobko, Assistant Treasurer
                              The Bank of New York
                               101 Barclay Street
                            New York, New York 10286
                                 (212) 815-4389

            (Name, address and telephone number of agent for service)
                           ---------------------------

                       CIT EQUIPMENT COLLATERAL 2002-EF2.
               (Exact name of obligor as specified in its charter)

Delaware                                                                   N/A
(State or other jurisdiction of                                            (I.R.S. employer
incorporation or organization)                                             identification no.)

c/o Allfirst Financial Center National Association
499 Mitchell Road, MC 101-591                                              19966
Millsboro, DE                                                              (Zip code)
(Address of principal executive offices)

                             Receivable-Backed Notes
                      of CIT Equipment Collateral 2002-EF2
                       (Title of the Indenture securities)






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1.       General information.  Furnish the following information as to the
         Trustee:

         (a) Name and address of each examining or supervising authority to which it is subject.

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
------------------------------------------------------------------------------------------------------------
                       Name                                                        Address
------------------------------------------------------------------------------------------------------------
        Superintendent of Banks of the State of                  2 Rector Street, New York, N.Y.
        New York                                                 10006, and Albany, N.Y. 12203

        Federal Reserve Bank of New York                         33 Liberty Plaza, New York, N.Y.
                                                                 10045

        Federal Deposit Insurance Corporation                    Washington, D.C. 20429

        New York Clearing House Association                      New York, New York  10005

         (b)      Whether it is authorized to exercise corporate trust powers.

         Yes.

2.       Affiliations with Obligor.

         If the obligor is an affiliate of the trustee, describe each such affiliation.

         None.

16.      List of Exhibits.

         Exhibits identified in parentheses below, on file with the Commission, are incorporated herein by reference as an exhibit hereto, pursuant to Rule 7a-29 under the Trust Indenture Act of 1939 (the "Act") and 17 C.F.R. 229.10(d).

         1. A copy of the Organization Certificate of The Bank of New York (formerly Irving Trust Company) as now in effect, which contains the authority to commence business and a grant of powers to exercise corporate trust powers. (Exhibit 1 to Amendment No. 1 to Form T-1 filed with Registration Statement No. 33-6215, Exhibits 1a and 1b to Form T-1 filed with Registration Statement No. 33-21672 and Exhibit 1 to Form T-1 filed with Registration Statement No. 33-29637.)

         4. A copy of the existing By-laws of the Trustee. (Exhibit 4 to Form T-1 filed with Registration Statement No. 33-31019.)

         6. The consent of the Trustee required by Section 321(b) of the Act. (Exhibit 6 to Form T-1 filed with Registration Statement No. 33-44051.)


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         7.   A copy of the latest report of condition of the Trustee published pursuant to law or to the requirements of its supervising or examining authority.


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                                    SIGNATURE


        Pursuant to the requirements of the Act, the Trustee, The Bank of New York, a corporation organized and existing under the laws of the State of New York, has duly caused this statement of eligibility to be signed on its behalf by the undersigned, thereunto duly authorized, all in The City of New York, and State of New York, on the 23rd day of August, 2002.



                                    THE BANK OF NEW YORK




                                    By:   /s/ John Bobko
                                        --------------------------
                                         Name:      JOHN BOBKO
                                         Title:     ASSISTANT TREASURER


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